Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK OF

NEW SENIOR INVESTMENT GROUP INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

New Senior Investment Group Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), a duly authorized committee (the “Special Committee”) of the Board of Directors of the Corporation (the “Board of Directors”), on December 21, 2018, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Special Committee by resolutions of the Board of Directors, the Special Committee does hereby designate, create, authorize and provide for out of the 100,000,000 shares of preferred stock, par value $0.01 per share, authorized in Article Fourth of the Certificate of Incorporation, the issue of a series of preferred stock, par value $0.01 per share (the “Preferred Stock”), having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Section 1.    Designation. The shares of such series of Preferred Stock shall be designated as Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference amount of $100 per share (the “Liquidation Preference”). For the avoidance of doubt, the Liquidation Preference shall not be subject to any upward or downward adjustment except as set forth in Section 11(a). The Series A Preferred Stock shall rank, with respect to payment of dividends and distributions, and the distribution of assets upon the voluntary or involuntary liquidation, winding-up or dissolution (a “Liquidation”) of the Corporation, (a) senior to the common stock of the Corporation (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Corporation (including any class or series of preferred stock established after December 31, 2018 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu with, the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon the Liquidation of the Corporation (collectively, “Junior Stock”); (b) pari passu with each other class or series of stock of the Corporation (including any class or series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Corporation (collectively, “Parity Stock”); and (c) junior to each other class or series of stock of the Corporation (including any class or series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Corporation (collectively, “Senior Stock”). The Corporation’s ability to issue Parity Stock and Senior Stock shall be subject to the provisions of Section 5.

Section 2.    Number of Shares. The number of authorized shares of Series A Preferred Stock shall be 400,000. Such number may, from time to time, be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and in a manner permitted by the DGCL and the terms provided herein.

Section 3.    Dividends.

(a)    Rate. Holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends on the Series A Preferred Stock at a rate per annum of 6.00% (the “Dividend Rate”) per share on the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share for all prior Dividend Payment Periods (as defined below). Dividends shall be cumulative and payable quarterly in arrears on the fifteenth (15th) calendar day (or the following Business Day if the fifteenth (15th) calendar day is not a Business Day) of January, April, July and October of each year (commencing on April 15, 2019) (each such date, a “Dividend Payment Date”, and the period from and including the Issue Date to the first Dividend Payment Date and each such quarterly period thereafter beginning on the day after the immediately preceding Dividend Payment Date and ending on and including the immediately following Dividend Payment Date are each referred to herein as a “Dividend Payment Period”); provided that if the declaration and payment of such dividends is not permitted either (x) under applicable law because the Corporation does not have sufficient profits, surplus or other funds legally available for the payment of such dividends or (y) under the terms of the Corporate Credit Facility (as defined below) (provided that, in the case of clause (y), the Corporation has also suspended the payment of any and all dividends on all other classes and series of capital stock of the Corporation), such dividends shall not be required to be declared or be paid or payable on such Dividend Payment Date, and instead, such dividends shall be declared, become payable and be paid on the first succeeding Dividend Payment Date on which the Corporation is not prohibited from declaring and paying such dividends (and, for the avoidance of doubt, such dividends shall be payable in addition to, and not in lieu of, any dividends which would otherwise be payable on such succeeding Dividend Payment Date); provided, further, that accrued and unpaid dividends for any prior quarterly period may be paid at any time. Dividends, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Corporation legally available therefor, will accrue at the Dividend Rate on a daily basis from and including the Issue Date and computed on the basis of a 365-day year and the actual number of days elapsed for any Dividend Payment Period.

(b)    Payment. The Corporation shall either pay the dividends payable on each Dividend Payment Date entirely in cash or, if the Corporation does not pay such Dividends entirely in cash on any Dividend Payment Date, then such accrued and unpaid dividends on each share of Series A Preferred Stock shall be accumulated and shall remain as an amount of accrued and unpaid Dividends on such share until paid in cash to the Holder thereof. Dividends shall accumulate whether or not in any Dividend Payment Period there have been profits, surplus or other funds of the Corporation legally available for the payment of such Dividends. If the

Corporation does not pay Dividends entirely in cash on any Dividend Payment Date, then, not less than ten (10) days prior to such Dividend Payment Date, the Corporation (or Transfer Agent) shall provide to the Holders of record as of the applicable Dividend Record Date (as defined below), by first class mail, postage prepaid, addressed to the Holders of record at their respective last addresses appearing on the stock ledger of the Corporation, a statement setting forth the aggregate amount of accrued and unpaid dividends for such Dividend Payment Period and all prior Dividend Payment Periods with respect to each share of Series A Preferred Stock. Each dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Holder in writing given to the Corporation from time to time.

(c)    Record Date. Dividends shall be payable (i) in the case of dividends paid in cash on a Dividend Payment Date, to the Holders of record at the close of business on the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls and (ii) in the case of dividends that are initially not paid in cash and instead accumulated and subsequently paid upon a payment date established by the Corporation for such purpose, to the Holders of record the date that is ten (10) days prior to the applicable payment date of such accumulated and unpaid dividends (each such record date, a “Dividend Record Date”). For clarity, in the case of payments pursuant to Section 4 in connection with a Liquidation or pursuant to Section 6 in connection with a redemption, such payments (including in respect of dividends that are initially not paid in cash and instead accumulated) shall be made to Holders in accordance with such Sections.

(d)    Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart in a segregated account for such payment, on all issued and outstanding Series A Preferred Stock and any Parity Stock for all Dividend Payment Periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full cumulative and unpaid dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the per share amount of dividends declared on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other. Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any Parity Stock or Junior Stock, from time to time out of the funds of the Corporation legally available therefor, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Section 4.    Liquidation Preference. In the event of any Liquidation of the Corporation, each Holder shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation (whether capital or surplus), before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock held by such Holder equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share through and including the date of such Liquidation of the Corporation. Without limiting the provisions set forth in Section 6(c) below, none of (i) the sale of all or substantially all of the property or business of the Corporation (other than in connection with the Liquidation of the Corporation), (ii) the merger, division, conversion or consolidation of the Corporation into or with any other Person or (iii) the merger, division, conversion or consolidation of any other Person into or with the Corporation, shall constitute a Liquidation of the Corporation for the purposes of the immediately preceding sentence.

If the assets of the Corporation available for distribution to the Holders upon any Liquidation of the Corporation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 4, no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which such Holders and holders of any Parity Stock are entitled upon such Liquidation, with the amount allocable to each class or series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each class or series and accrued and unpaid dividends to which each class or series is entitled.

After the payment to the Holders of the full preferential amounts provided for in this Section 4, such Holders such shall have no right or claim to any of the remaining assets of the Corporation.

Section 5.    Voting Rights. Holders of shares of Series A Preferred Stock will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 5. So long as any Series A Preferred Stock is outstanding, in addition to any other vote of stockholders of the Corporation required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, will be required to (i) alter or amend this Certificate of Designation (whether by amendment, merger or otherwise), (ii) alter or amend the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to adversely affect the powers, preferences, privileges or rights of the Holders of Series A Preferred Stock, (iii) authorize, create, issue or increase the authorized amount of, or any obligation or security convertible into or evidencing a right to purchase, any Series A Preferred Stock, Parity Stock or Senior Stock, (iv) classify or reclassify any authorized stock of the Corporation into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Senior Stock or (v) enter into any contractual arrangements by the Corporation, other than the Corporate Credit Facility, that by their terms prohibit or restrict the payment of dividends by the Corporation with respect to the Series A Preferred Stock. For the avoidance of doubt, no such vote shall be required for the Corporation to authorize, create, issue or increase in the authorized amount of any capital stock or obligation or security not otherwise prohibited by clause (iii) of the preceding sentence.

Section 6.    Redemption.

(a)    Redemption at the Option of the Corporation.

(i)    The Corporation, at the option of the Board of Directors, may redeem the Series A Preferred Stock in whole (but not in part), at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share up to but excluding the Corporation Redemption Date (as defined below), payable in cash out of funds of the Corporation legally available therefor.

(ii)    In the event the Corporation shall determine to redeem the Series A Preferred Stock pursuant to this Section 6(a), the Corporation will give notice of any such redemption (a “Corporation Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of the Series A Preferred Stock not less than ten (10) Business Days prior to the date on which such shares of Series A Preferred Stock are to be redeemed (the “Corporation Redemption Date”), including instructions for redemption. The Notice of Redemption shall specify the Corporation Redemption Date, the redemption price determined in accordance with this Section 6(a) and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed.

(iii)    On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(a), and on the Corporation Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions).

(iv)    Nothing contained in this Section 6 shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of the Series A Preferred Stock.

(b)    Redemption at the Option of the Holder. (i) On or after December 31, 2020, the Holders of a majority of the then outstanding shares of Series A Preferred Stock will have the right to require the Corporation to redeem up to 50% of the then outstanding shares of Series A Preferred Stock, and (ii) on or after December 31, 2021, the Holders of a majority of the then outstanding shares of Series A Preferred Stock will have the right to require the Corporation to redeem up to 100% of the outstanding shares of Series A Preferred Stock, in each case, for cash at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such shares being redeemed up to but excluding the Holder Redemption Date (as defined below), by giving the Corporation written notice (a “Holder Notice of Redemption”) of the exercise of such right and specifying the date, which shall not be less than ten (10) Business Days after the date of such notice, on which such redemption is to be made (the “Holder Redemption Date”). On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(b) (which payment shall be made on a pro rata basis in the case of any partial redemption), and on the Holder Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions).

(c)    Mandatory Redemption. Upon a Change of Control of the Corporation, the Corporation shall redeem 100% of the outstanding shares of Series A Preferred Stock upon closing of such Change of Control transaction for cash at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share up to but excluding the closing date of such Change of Control transaction (the “Change of Control Redemption Date”, and any Change of Control Redemption Date, Corporation Redemption Date or Holder Redemption Date, the “Redemption Date”). In the event of a Change of Control, the Corporation will give a notice (a “Change of Control Notice of Redemption”, and any Change of Control Notice of Redemption, Corporation Notice of Redemption or Holder Notice of Redemption, a “Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of the Series A Preferred Stock not less than ten (10) Business Days prior to the Change of Control Redemption Date, including instructions for redemption; provided, that the Change of Control Notice of Redemption given pursuant to this Section 6(c) may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Notice of Redemption is given. The Change of Control Notice of Redemption shall specify the Change of Control Redemption Date, the redemption price determined in accordance with this Section 6(c), and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed. On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(c), and on the Change of Control Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accumulate and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive the payment of the redemption price by following the redemption instructions). If applicable law does not permit the Corporation to consummate such mandatory redemption because the Corporation does not have sufficient assets or funds legally available therefor, then upon such Change of Control, all then outstanding shares of Series A Preferred Stock shall be purchased from the Holders by the acquiring person in such Change of Control for cash at a price per share of Series A Preferred Stock equal to the same then applicable mandatory redemption price set forth in this Section 6(c).

(d)    Constructive Redemption. After the Notice of Redemption shall have been mailed, the Corporation may irrevocably deposit, for the pro rata benefit of the Holders of record of the Series A Preferred Stock called for redemption pursuant to Section 6(a), 6(b) or 6(c), as applicable, the funds necessary for such redemption (including funds sufficient to pay in cash any dividends that would accrue up to the applicable Redemption Date) (such funds, the “Constructive Redemption Amount”) in a segregated escrow account with a bank or trust company selected by the Board of Directors (which may not be an Affiliate of the Corporation) that has a capital and surplus of at least $250,000,000, with such escrow arrangements providing for the irrevocable release and payment of such funds to the Holders of record of the Series A Preferred Stock called for redemption. No interest shall accrue for the benefit of the Holders of shares of Series A Preferred Stock to be redeemed on such Constructive Redemption Amount so set aside by the Corporation. The payment obligations of the Corporation under Section 6(a), 6(b) or 6(c), as applicable, shall be deemed to be satisfied and discharged upon the irrevocable deposit of the Constructive Redemption Amount in accordance with the terms of this Section 6(d). Subject to applicable escheat laws, any portion of the Constructive Redemption Amount unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the Holders of shares of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such Constructive Redemption Amount.

(e)    Real Estate Investment Trust Status; REIT Status Redemption. Notwithstanding anything to the contrary in this Certificate of Designation, (i) the Series A Preferred Stock shall be subject to the provisions of Article Eleventh of the Certificate of Incorporation, including the provisions thereof requiring shares of Capital Stock (including Series A Preferred Stock) Beneficially or Constructively Owned by a stockholder in excess of the Aggregate Stock Ownership Limit to automatically be transferred to a Trust for the benefit of a Charitable Beneficiary, and the Board of Directors and the Corporation shall have all rights and remedies provided in Article Eleventh of the Certificate of Incorporation, and (ii) without limiting the foregoing, the Corporation, at any time at the option of the Board of Directors, may redeem all or any portion of the Series A Preferred Stock, at a redemption price per share equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such shares being redeemed up to but excluding the REIT Status Redemption Date (as defined below), to the extent the Board of Directors determines in its sole discretion that such redemption is necessary or desirable to minimize the likelihood that any Person’s ownership of Series A Preferred Stock would cause a violation of the Aggregate Stock Ownership Limit or would otherwise jeopardize the Corporation’s status as a real estate investment trust for U.S. federal income tax purposes. In the event the Corporation shall determine to redeem all or any portion of the Series A Preferred Stock pursuant to this Section 6(e), the Corporation will give notice of any such redemption (a “REIT Status Notice of Redemption”) by first class mail, postage prepaid, to the Holders of record of such shares of Series A Preferred Stock not less than ten (10) Business Days prior to the date on which such shares of Series A Preferred Stock are to be redeemed (the “REIT Status Redemption Date”), including instructions for redemption. The REIT Status Notice of Redemption shall specify the REIT Status Redemption Date, the redemption price determined in accordance with this Section 6(e) and the place or places of payment. Failure to give notice to any Holder of record of the Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of record of the Series A Preferred Stock being redeemed. On the date of any such redemption, the Corporation shall pay to the Holders of record of the Series A Preferred Stock to be redeemed the redemption price determined in accordance with this Section 6(e), and on the REIT Status

Redemption Date, dividends on the Series A Preferred Stock called for redemption shall cease to accrue and such Series A Preferred Stock so redeemed will no longer be deemed outstanding, whether or not the certificates therefor have been surrendered, and all rights of the Holders thereof will cease (other than the right to receive payment of the redemption price by following the redemption instructions). Capitalized terms used in this Section 6(e) but not defined in this Certificate of Designation shall have the meaning given to such terms in the Certificate of Incorporation.

Section 7.    Preemption and Conversion. Holders of shares of Series A Preferred Stock are not entitled to any preemptive, conversion or subscription rights in respect of any shares of capital stock or other securities of the Corporation.

Section 8.    Reacquired Shares. The shares of Series A Preferred Stock that have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

Section 9.    Transfer of Shares.

(a)    Compliance with Securities Laws. The shares of Series A Preferred Stock have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws.

(b)    Legend. Each certificate representing shares of Series A Preferred Stock shall contain a legend substantially in the form of the Restricted Legend (or shall otherwise be subject to the Restricted Legend if issued in book-entry form). The Restricted Legend shall not be removed unless there is delivered to the Corporation and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Corporation, that such shares of Series A Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act or may be transferred without any restrictions or conditions under that Rule. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Corporation, shall countersign and deliver shares of Series A Preferred Stock that do not bear the Restricted Legend (or shall otherwise remove the Restricted Legend if such shares are issued in book-entry form). The Corporation will refuse to register any transfer of shares of Series A Preferred Stock that is not made in accordance with the provisions of this Section 9.

Section 10.    Definitions. As used herein, the following terms shall have the following respective meanings; provided, that any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Certificate of Incorporation:

(a)    “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b)    “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(c)    “Change of Control” means (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“1934 Act”) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act) that does not include the Holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such Holder; (ii) the consolidation, merger or other business combination of the Corporation with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity in such transaction; or (iii) the consummation of a transaction or series of transactions (including, without limitation, any merger, consolidation, tender offer, exchange offer or any other similar transaction) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the 1934 Act) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the 1934 Act), that does not include the Holder of a majority of the shares of Series A Preferred Stock then outstanding or any Affiliate of such Holder, becomes the “beneficial owner” (as such term is defined in Rule 13d–3 and Rule 13d–5 under the 1934 Act), directly or indirectly, of 50% or more of the voting power of the then issued and outstanding shares of capital stock of the Corporation.

(d)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)    “Corporate Credit Facility” means that Senior Secured Revolving Credit Facility in the amount of $125 million, which may be increased up to a maximum aggregate amount of $300 million, the terms of which are governed by that certain Credit Agreement, dated as of December 13, 2018, among the Corporation, as borrower, KeyBank National Association, as agent, the lenders party thereto and KeyBanc Capital Markets, Inc., as lead arranger, as such facility may be amended, modified, supplemented, refinanced or replaced from time to time.

(f)    “Holder” means the Person in whose name a share of Series A Preferred Stock is registered.

(g)    “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Corporation or the Transfer Agent. The counsel may be an employee of or counsel to the Corporation or the Transfer Agent.

(h)    “Person” means any individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

(i)    “Restricted Legend” means a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(j)    “Securities Act” means the Securities Act of 1933, as amended.

(k)    “Subsidiary” means, with respect to any Person, (i) a corporation, a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.

(l)    “Transfer Agent” means American Stock Transfer & Trust Company, LLC unless and until a successor is selected by the Corporation, and then such successor.

Section 11.    Miscellaneous.

(a)    Each of the Liquidation Preference and any dividend rate set forth herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive and not subject to challenge by the Holders or any other party in the absence of bad faith) and submitted by the Board of Directors to the Transfer Agent.

(b)    Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(c)    Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation.

(d)    The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(e)    If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(f)    Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(g)    If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed this 31st day of December 2018.

NEW SENIOR INVESTMENT GROUP INC.

By:	/s/ Robert F. Savage
	Name:	Robert F. Savage
	Title:	Chairman of the Special Committee of the Board of Directors

[Signature Page to the Series A Preferred Stock Certificate of Designation]